Exhibit 99.5

EXECUTION VERSION

Harry & David Holdings, Inc.

2500 South Pacific Highway

Medford, OR 97501

February 8, 2010

Mr. Steven J. Heyer

3565 Tuxedo Road

Atlanta, GA 30305-1048

Re: Certain Matters Relating to Harry & David Holdings, Inc.

Dear Mr. Heyer:

In connection with your appointment today as Chairman of the Board of and Chief Executive Officer of Harry & David Holdings, Inc., a Delaware corporation (the “Company”), and of Harry and David, an Oregon corporation (“Harry and David”), this will confirm our agreement relating to the matters set forth below. Capitalized terms used in this letter agreement that are not defined herein have the respective meanings set forth in that certain Employment Agreement dated February 8, 2010 (the “Employment Agreement”), between Harry and David and you; that certain Non-Qualified Stock Option Agreement, dated February 8, 2010 (the “First Option Agreement”), between the Company and you, relating to the options to purchase 118,282 shares of Common Stock (the “First Options”) being granted to you on the date of this letter agreement; and that certain Non-Qualified Stock Option Agreement, dated February 8, 2010 (the “Second Option Agreement”), between the Company and you, relating to the options to purchase 63,409 shares of Common Stock (the “Second Options”) being granted to you on the date of this letter agreement.

1. Additional Options. If, at any time after the date of this letter agreement but prior to any termination of your employment with the Company (or any of its subsidiaries) for any reason, including as a result of death, Disability, resignation or retirement, the Company issues any Dilutive Security to any New Hire, then as promptly as practicable after such issuance:

(i) the Company will grant to you one additional option (all such additional options, the “Additional First Options”) to purchase one share of Common Stock for every nine such whole shares of Common Stock so issued by the Company to such New Hire or issuable upon exercise or conversion of any Dilutive Security to such New Hire. Notwithstanding the foregoing, the aggregate number of shares of Common Stock issuable upon exercise of the Additional First Options will not exceed 2,677. Such Additional First Options will be granted by the Company to you pursuant to one or more non-qualified stock option agreements, in substantially the form of the First Option Agreement; provided, however, that each Additional First Option will have an exercise price per share of Common Stock equal to the greater of (i) the fair market value of a share of Common Stock (as determined by the Board of Directors of the Company in good faith using reasonable assumptions) on the date such Additional First Option is granted and (ii) $150; and

(ii) the Company will grant to you one additional option (all such additional options, the “Additional Second Options”) to purchase one share of Common Stock for every 19 such whole shares of Common Stock so issued by the Company to such New Hire or issuable upon exercise or conversion of any Dilutive Security to such New Hire. Notwithstanding the foregoing, the aggregate number of shares of Common Stock issuable upon exercise of the Additional Second Options will not exceed 1,268. Such Additional Second Options will be granted by the Company to you pursuant to one or more non-qualified stock option agreements, in substantially the form of the Second Option Agreement; provided, however, that each Additional Second Option will have an exercise price per share of Common Stock equal to the greater of (i) the fair market value of a share of Common Stock (as determined by the Board of Directors of the Company in good faith using reasonable assumptions) on the date such Additional Second Option is granted and (ii) $430.

2. Certain Payments. (a) In the event of a Change in Control, you will be entitled to receive from the Company a cash bonus (the “Bonus”) equal to the excess, if any, of (x) the value at the time of such Change in Control of the First Options, assuming an exercise price per share of $96.41 over (y) the value at the time of the Change in Control of the First Options at the Exercise Price set forth in the First Option Agreement. The values referred to in clauses (x) and (y) of the immediately preceding sentence will be determined by the Board of Directors of the Company (the “Company Board”) in good faith and using reasonable assumptions and methodology. Notwithstanding the foregoing, (i) you will not be entitled to receive the Bonus if, prior to any Change in Control, Harry and David has terminated your employment for Cause or you have terminated your employment other than for Good Reason (it being understood, for the avoidance of doubt, that you will be entitled under this clause (i) to receive the Bonus if your employment with Harry and David terminates as a result of death or Disability or you terminate your employment for Good Reason or if Harry and David terminates your employment without Cause); (ii) the Bonus will not be payable unless (x) the Change in Control constitutes a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation, as defined in Treasury Regulation 1.409A-3(i)(5), and (y) such a payment would not result in a breach of the Credit Agreement or the Indenture; and (iii) such Bonus shall, if payable as provided in clause (i) and clause (ii) of this sentence, be paid no later than the 90th day after any Change in Control and you will not have the right under any circumstances to designate the taxable year in which such Bonus shall be paid.

(b) Notwithstanding paragraph 2(a) of this letter agreement, if a Change of Control has not occurred on or prior to the fifth anniversary of the date of this letter agreement and your employment terminates for any reason (other than a termination by Harry and David for Cause) after such fifth anniversary but before a Change of Control, and such termination of employment is a “separation from service” as defined in Treasury Regulation 1.409A-1(h), then (x) you will not be entitled to any payment under paragraph 2(a) of this letter agreement and (y) you will be entitled to receive an amount in cash (the “Paragraph 2(b) Amount”) equal to the excess, if any, of (1) the value at the time your employment so terminates of the First Options, assuming an exercise price per share of $96.41 over (2) the value at the time your employment so terminates of the First Options at the Exercise Price set forth in the First Option Agreement.

The values referred to in clauses (1) and (2) of the immediately preceding sentence will be determined by the Company Board in good faith and using reasonable assumptions and methodology. Notwithstanding anything to the contrary in this paragraph 2(b), (i) you will not be entitled to receive the Paragraph 2(b) Amount if Harry and David has terminated your employment for Cause (it being understood, for the avoidance of doubt, that you will be entitled under this clause (i) to receive the Paragraph 2(b) Amount if your employment with Harry and David terminates as a result of death or Disability or you terminate your employment for Good Reason or if Harry and David terminates your employment without Cause); (ii) the Paragraph 2(b) Amount will not be payable unless such a payment would not result in a breach of the Credit Agreement or the Indenture; and (iii) such Paragraph 2(b) Amount shall, if payable as provided in clause (i) and clause (ii) of this sentence, be paid no later than the 90th day after such termination and you will not have the right under any circumstances to designate the taxable year in which such Paragraph 2(b) Amount shall be paid; provided, however, that if you are a “specified employee” as defined in Code Section 409A(a)(2)(B)(i) as of the date of such termination, such Paragraph 2(b) Amount shall be payable no earlier than and within 10 days after the date that is 6 months after the date of such termination. For the avoidance of doubt, for purposes of this paragraph 2(b), your employment will not be deemed to have terminated as a result of, and your or the Company’s ability to terminate your employment will not be affected by, the expiration of the Employment Period.

(c) The Company and Harry and David will use their commercially reasonable best efforts to obtain a waiver of, or other exception to, any provision in the Credit Agreement or Indenture that prohibits any payment of the Bonus or Paragraph 2(b) Amount.

3. Certain Tax Matters. (a) If it is determined (as hereafter provided) that any payment or benefit by the Company or any of its Affiliates to or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms of this letter agreement (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (or any successor provision thereto) by reason of being considered “contingent on a change in ownership or control” of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), but for the application of this sentence, then the payments and benefits to be paid or provided under this letter agreement will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, will constitute an “excess parachute payment” within the meaning of Section 280G of the Code; provided, however, that the foregoing reduction will be made only if and to the extent that such reduction would result in an increase in the aggregate payment and benefits to be provided, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income and employment taxes). The determination of whether any reduction in such payments or benefits to be provided under this letter agreement or otherwise is required pursuant to the preceding sentence will be made at the expense of the Company, if requested by you or the Company, by the Company’s independent accountants.

The fact that your right to payments or benefits may be reduced by reason of the limitations contained in this paragraph 3(a) will not of itself limit or otherwise affect any other rights you may have other than pursuant to this Agreement. In the event that any payment or benefit intended to be provided under this letter agreement or otherwise is required to be reduced pursuant to this paragraph 3(a), you will be entitled to designate the payments and/or benefits to be so reduced in order to give effect to this paragraph 3(a). The Company will provide you with all information reasonably requested by you to permit you to make such designation. In the event that you fail to make such designation within 10 business days after the effective date of any termination of your employment or other event giving rise to a potential Excise Tax, the Company may effect such reduction in any manner it deems appropriate.

(b) Notwithstanding paragraph 3(a) above, if no stock in the Company is readily tradable on an established securities market or otherwise, within the meaning of Section 280G(b)(5) of the Code (or any successor provision thereto) at the time of any change in ownership or control of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto), then the Company Board and you may submit some or all Payments considered “contingent on a change in ownership or control” of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto), for approval by all shareholders entitled to vote under the normal voting rules of the Company as of the proposed effective date of such change in ownership or control (except for you if you are then entitled to vote), and provide all voting shareholders of the Company (except for you if you are then a voting shareholder) the disclosure information required under Section 280G(b)(5)(B) of the Code (or any successor provision thereto) for purposes of Sections 280G and 4999 of the Code. Such shareholders will be requested to approve or not approve the Payments within a reasonable time after such disclosure. Such Payments will not be effective and binding on the parties hereto unless and until more than 75% of the voting power of all outstanding stock (excluding the stock actually or constructively owned under Section 318(a) by you and any stock whose owner is considered under Section 318(a) to own any part of the stock owned directly or indirectly by you) approves such Payments and the amounts payable thereunder in a manner satisfying Treas. Reg. section 1.280G-1 Q&A 7. No Payments submitted by the Company Board and you to the shareholders for approval as described in this paragraph 3(b) shall be paid to you if the shareholders do not approve such Payments as described in the immediately preceding sentence. Paragraph 3(a) above shall not apply to any Payments submitted by the Company Board and you to the shareholders for approval as described in this paragraph 3(b), but paragraph 3(a) above will apply to any Payments that were not so submitted.

4. Liquidated Damages. (a) Acknowledgements. You acknowledge and understand that the Company would not grant you the rights under the First Option Agreement and the Second Option Agreement if the Company expected that you would exercise the Options granted pursuant to either such agreement and then either terminate your employment without Good Reason or be terminated for Cause, in either event within the five-year period after the date hereof. You further acknowledge and understand that your continued service and loyalty to the Company and its Subsidiaries is, in the view of the Company and its Subsidiaries, critical to preserving and enhancing the value of the business of the Company and its Subsidiaries, and that the Company would not grant you the rights under the First Option Agreement and the Second Option Agreement absent your promise and commitment to serve as an executive employee of Harry and David through the 5th anniversary of the Effective Date (as defined in the Employment Agreement) pursuant to the terms of the Employment Agreement.

You further acknowledge and agree that (i) the Company and its Subsidiaries will suffer substantial economic loss and damages if you exercise the First Option and/or the Second Option and fail to serve as an executive employee of Harry and David through the fifth anniversary of the Effective Date as a result of being terminated for Cause or resigning without Good Reason, (ii) the amount of such loss and damages is and would be incapable of precise estimation, (iii) the liquidated damages specified immediately below are, in the view of the Company, its Subsidiaries and you, reasonable estimates of the amount of the actual loss and damages the Company and its Subsidiaries would suffer as a result of your exercising the rights set forth in the First Option Agreement and Second Option Agreement and your being terminated for Cause or resigning without Good Reason at any time during the five-year period after the date of this Agreement, and are not disproportionate to such loss and damages, and (iv) the liquidated damages specified immediately below are not intended as and do not constitute a penalty.

(b) Liquidated Damages. If Harry and David terminates your employment for Cause or if you terminate your employment other than for Good Reason, in any case on or before any reference date set forth in the table below (each a “Reference Date”), then you will pay to the Company within 30 days after such termination, an amount in cash equal to the product of (i) (x) the total number of shares of Common Stock issued upon all exercises of First Options at any time on or before the 30th day after such Reference Date divided by (y) 118,282 and (ii) the liquidated damages set forth below opposite such Reference Date:

Liquidated Damages	Reference Date

$10 million	February 8, 2011
$8 million	February 8, 2012
$6 million	February 8, 2013
$5.25 million	May 8, 2013, reduced (but not below zero) by $750,000 on the 8th day of each third month thereafter

(c) For the sake of clarity and avoidance of doubt, the liquidated damages set forth in Section 4(b) of this letter agreement shall be the sole and exclusive payments, if any, that you are required to pay to the Company, Harry and David, or any of their respective Affiliates, in the event your employment terminates (other than if Harry and David terminates your employment for Cause) at any time during the five-year period after the date hereof. Notwithstanding the foregoing, and for the avoidance of doubt, the immediately preceding sentence will not limit any rights of the Company or Harry and David, or limit any obligation you have to the Company or Harry and David, if Harry and David terminates your employment for Cause.

5. Certain Definitions. When used in this letter agreement, the following terms have the meanings set forth below:

“Common Stock” means common stock, par value $.01 per share, of the Company.

“Credit Agreement” means (i) that certain Credit Agreement dated as of March 20, 2006, as amended, among Harry and David, as Borrower, the Company and certain subsidiaries of the Company, as Guarantors, certain lenders party thereto, UBS Securities LLC, as Lead Arranger, UBS Loan Finance LLC, as a lender and as Swingline Lender, UBS AG, Stamford Branch, as Issuing Bank, as the Administrative Collateral Agent and as Administrative Agent for the lenders and GMAC Commercial Finance LLC, as Collateral Agent, or (ii) any credit agreement or indenture that refinances or replaces the Credit Agreement referred to in clause (i) of this paragraph.

“Dilutive Security” means any share of Common Stock or option to purchase (or other security convertible into or exchangeable for or right to acquire) any shares of capital stock of the Company (excluding stock option grants pending as of the date of this letter agreement).

“Indenture” means (i) that certain Indenture dated as of February 25, 2005, as amended, among Operations and each of the Guarantors party thereto and Wells Fargo Bank, National Association, as trustee, or (ii) any indenture or loan agreement that replaces the Indenture referred to in clause (i) of this paragraph.

“New Hire” means any individual (other than an individual who is as of the date of this letter agreement an employee of or consultant to the Company or any of its Subsidiaries) whom you identify and hire to work for (or provide consulting services to) the Company or any of its Subsidiaries.

“Permitted Transferee” means any trust established for the exclusive benefit of one or more of your immediate family members.

5. Withholding. The Company will deduct and withhold from all amounts payable to you under this Agreement any and all applicable Federal, state and local income and employment withholding taxes and any other amounts required to be deducted or withheld by the Company under applicable statutes, regulations, ordinances or orders governing or requiring the withholding or deduction of amounts otherwise payable as compensation or wages to employees.

6. No Right to Employment. Except as provided in the Employment Agreement, nothing in this letter agreement shall confer on you any right with respect to continuance of employment or other service with the Company or any Subsidiary of the Company, nor shall this letter agreement limit or restrict any right of the Company or any Subsidiary to terminate your employment or other service at any time.

7. Miscellaneous. (a) This letter agreement (i) shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its principles of conflicts of laws; (ii) may be executed in any number of separate counterparts, each of which, when taken together, shall constitute one and the same instrument; and (iii) together with the Employment Agreement, the First Option Agreement and the Second Option Agreement, contains the entire agreement between you and the Company relating to the subject matter of this letter agreement and supersedes any prior understandings, agreements or representations between you and the Company, written or oral, which may have related to the subject matter hereof in any way. The captions used in this letter agreement are for convenience of reference only and do not constitute a part of this letter agreement and will not be deemed to limit, characterize or in any way affect any provision of this letter agreement, and all provisions of this letter agreement will be enforced and construed as if no caption had been used in this letter agreement.

(b) This letter agreement may be amended, and any provision of this letter agreement may be waived, only if such amendment or waiver is in writing and signed by you and a duly authorized officer of the Company other than you. No course of dealing between you and the Company will be deemed effective to modify, amend or discharge any part of this letter agreement or any of your or the Company’s rights or obligations under or by reason of this letter agreement. Neither this letter agreement nor any of the rights, interests or obligations hereunder may be assigned by you without the prior written consent of the Company, and any purported assignment without such consent will be null and void.

[SIGNATURE PAGE FOLLOWS]

If the foregoing accurately describes our agreement on the matters described above, please indicate your binding agreement and acceptance of the foregoing by executing this letter agreement in the appropriate space below and returning the signed letter agreement to the undersigned.

Very truly yours,

HARRY & DAVID HOLDINGS, INC.

By:	/s/ George L. Majoros, Jr.
Name: George L. Majoros, Jr.
Title: Vice President

ACCEPTED AND AGREED AS OF THE DATE FIRST WRITTEN ABOVE:

/s/ Steven J. Heyer
Steven J. Heyer